Exhibit 99.1

                  TRANSNET CORPORATION REPORTS YEAR END RESULTS


/FOR IMMEDIATE RELEASE/                                  CONTACT: Steven J. Wilk
                                                                  (908) 253-0500

Branchburg, New Jersey, September 28, 2007: TRANSNET CORPORATION (OTCBB: TRNT) announced its results for the fiscal year ended June 30, 2007.

TransNet reported that for the fiscal year ended June 30, 2007, revenues were $31,565,332 as compared to revenues of $35,415,162 for the fiscal year ended June 30, 2006, and reported a net loss for fiscal 2007 of $1,546,454 or $0.32 per share, as compared with a net loss of $998,125 or $0.21 per share for fiscal 2006.

Steven J. Wilk, President, said, "In fiscal 2007, TransNet and other companies in our industry continued to face the challenges of competition from large manufacturers and off-shore helpdesk organizations. Our results are evidence of those challenges and the shift away from our legacy services as many of those positions were moved overseas. Throughout the year, we responded to those challenges with new and exciting technologies, expanded sales territories, and expanded sales staffs. Despite our results, we believe that our efforts began to bear fruit in the fourth fiscal quarter. We are gratified with a 16% revenue growth for the quarter ending June 30, 2007 over the same quarter in fiscal 2006. In conjunction with this revenue growth, there was a significant increase in gross profits for the same period, and an overall increase in gross margins to 13% from 8% for the comparative fourth quarters. We anticipate these increases to continue for the foreseeable future and anticipate a return to profitability for the quarter ending September 30, 2007. We believe this trend will result in part from our focus on new physical security solutions.

"Well-publicized events at schools and institutions of higher education have sadly demonstrated that safety and security are constant requirements in our daily lives - requirements which brought a dramatic increase in the interest and demand for video surveillance products and services. `Physical Security' will be a significant issue that school districts, colleges and universities, public and quasi-public sites, and medium sized corporations will address over the next few years. Video surveillance and security solutions such as those marketed by TransNet will play an integral role, with the capacity for the client to monitor its entire site and, through the integrated network, have the ability to immediately contact effected persons, for ex., administrators could simultaneously warn students, faculty and employees of imminent threats, lock-down the entire facility or specified sections, if necessary, and notify first-responders. Security solutions are an ideal fit into the high-end converged data and voice networks (`IP Telephony') that TransNet has been successfully designing and implementing for the past few years. These networks are the backbones of true `Physical Security' solutions, integrating voice, data, and video. Based upon our recognized expertise in IP technology, TransNet Corporation is perfectly positioned to assist its clients with real solutions.

"We are confident that demand for our new IT solutions will continue to increase, and accordingly, we recently increased our sales staffs for our New Jersey and Philadelphia offices. We believe these investments will increase revenue and gross profits in fiscal 2008.

"In addition to the marketing of new technologies, we recently initiated technical personnel recruiting and placement services to provide positive contributions to our operating results. There are significant opportunities to place high-level system engineers and technical personnel at mid-sized companies. We believe this trend will continue as more companies look to hire full-time and part-time IT support personnel.

"As a result of these new venues, we look forward to fiscal 2008 with a renewed sense of optimism with our ultimate goal of enhancing shareholder value."

ABOUT TRANSNET
TransNet Corporation is a leading Unified Communications and IT sales and support provider for corporate, educational, and governmental clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions. TransNet serves it clients from its Branchburg, New Jersey headquarters, and its offices in Eastern Pennsylvania.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION:
THE IMPACT OF ECONOMIC CONDITIONS GENERALLY AND IN THE INDUSTRY FOR MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                 (Table follows)

                       TRANSNET CORPORATION AND SUBSIDIARY

                                                     Three Months Ended
                                                          June 30,
                                               2007                     2006
                                               -----------------------------
                                                         (unaudited)

Revenue                                       $8,681,860             $7,486,211
Pre-Tax (loss)                                 ($516,279)           ($1,255,331)
Net (loss)                                     ($807,657)           ($1,156,785)
Basic and diluted Pre-Tax net loss per share      ($0.11)                ($0.26)
Basic and diluted net loss per share              ($0.16)                ($0.24)
Weighted average shares outstanding:
   Basic                                       4,823,304              4,823,304
   Diluted                                     4,823,304              4,823,304



                                                     Twelve Months Ended
                                                          June 30,
                                               2007                     2006
                                               -----------------------------

Revenue                                      $31,565,332            $35,415,162
Pre-Tax (loss)                               ($1,360,399)             ($998,125)
Net (loss)                                   ($1,546,454)             ($998,125)
Basic and diluted net loss per share              ($0.32)                ($0.21)
Weighted average shares outstanding:
   Basic                                       4,823,304              4,823,304
   Diluted                                     4,823,304              4,823,304